                                                                      EXHIBIT 11
                                                                      ----------

                       THE LIMITED, INC. AND SUBSIDIARIES

                  RESTATED COMPUTATION OF PER SHARE EARNINGS

                      (Thousands except per share amounts)

                                                                     Quarter Ended
                                                             ---------------------------
                                                             January 30,    January 31,
                                                                 1999          1998
                                                             -----------   -------------
Net income                                                      $228,174         $67,448
Less:  impact of IBI dilutive options and restricted
       stock on consolidated income*                              (2,245)           (197)
                                                             -----------   -------------

Adjusted net income                                             $225,929         $67,251
                                                             ===========   =============

Common shares outstanding:
      Weighted average                                           379,454         379,454
      Dilutive effect of stock options                             5,436           4,165
      Weighted average treasury shares                          (153,107)       (106,900)
                                                             -----------   -------------
      Weighted average used to calculate
        net income per diluted share                             231,783         276,719
                                                             ===========   =============

Net income per diluted share                                       $0.97           $0.24
                                                             ===========   =============

                                                                     Year Ended
                                                             ---------------------------
                                                             January 30,    January 31,
                                                                 1999          1998
                                                             -----------   -------------
Net income                                                    $2,046,494        $211,653
Less:  impact of IBI dilutive options and restricted
       stock on consolidated income*                              (4,009)           (144)
                                                             -----------   -------------

Adjusted net income                                           $2,042,485        $211,509
                                                             ===========   =============
Common shares outstanding:
      Weighted average                                           379,454         379,454
      Dilutive effect of stock options                             5,412           2,585
      Weighted average treasury shares                          (138,547)       (107,556)
                                                             -----------   -------------
      Weighted average used to calculate
         net income per diluted share                            246,319         274,483
                                                             -----------   -------------

Net income per diluted share                                       $8.29           $0.77
                                                             ===========   =============


* Represents the impact of dilutive options and restricted stock at Intimate Brands as a reduction to income.